EXHIBIT 99.1

ALTAIR NAN0TECHNOLOGIES REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

RENO, Nev. – Nov. 8, 2007 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today reported financial results for its third quarter and nine months ended September 30, 2007.

For the quarter, the company reported a substantial increase in revenues to a record $3.37 million, up from $0.75 million for the comparable period in 2006. The net loss was $6.13 million, or 9 cents per share, compared to a net loss of $4.05 million, or 7 cents per share, for the third quarter of 2006. The basic and diluted weighted average shares outstanding for the quarter were 70,023,935 compared to 59,461,244 for the same period a year ago.

For the nine months ended September 30, 2007, the company reported record revenues of $7.58 million, a $5.23 million increase from $2.35 million for the comparable period in 2006. Operating expenses increased to $9.62 million during the quarter from $4.91 million in the comparable quarter of 2006.  The net loss was $17.89 million, or 24 cents per share, compared to a net loss of $12.80 million, or 21 cents per share, for the comparable period in 2006. The basic and diluted weighted average shares outstanding for the nine months ended September 30, 2007 were 69,741,148 compared to 59,325,488 for the same period a year ago.

The rise in operating expenses in the third quarter of 2007 as compared to the comparable period in 2006 is primarily associated with increased efforts in research and development associated with the expansion of our Power and Energy Systems business.  General and Administrative costs increased primarily due to employee benefit and stock option compensation increases as a result of growth in the number of Altairnano employees.

As of September 30, 2007, Altairnano’s cash, cash equivalents and short-term investments totaled $14.76 million. Long-term debt is $1.20 million at September 30, 2007, which represents the remaining mortgage obligation used to purchase the company’s facilities in Reno, NV.

“Altairnano’s cutting-edge, nanomaterials-based products continue to gain commercial acceptance in our target markets: power & energy storage, performance materials and life science,” said Alan J. Gotcher, Ph.D., Altairnano’s president and chief executive officer. “The commercial acceptance is illustrated by our ongoing revenue growth, and the progress made with key partners.   Phoenix Motorcars continues to be one of our key partners and has placed firm purchase orders through September for $3.25 million for Altairnano battery packs. We are committed to providing current and future partners with unique, high-performance products to address unmet market needs.”

Recent Highlights
•
A purchase and joint-development agreement with a division of the AES Corporation, AES Power Storage LLC. Together, the companies are developing a suite of energy storage product solutions to help AES better manage demands on the electrical grid. On August 3, 2007, AES placed a $1 million purchase order for a 2.0 megawatt-hour energy storage product, expected to ship by the end of the fourth quarter of 2007.

•
Congressional support for the funding of two key Altairnano projects, including the development of a 2.4-megawatt stationary power supply for the U.S. Navy to replace diesel fuel powered generators on the Navy’s largest ships.

ALTAIRNANO REPORTS 2007 THIRD QUARTER RESULTS

•
A successful public demonstration of the medium-duty All-Electric Fiat Doblo to government officials and potential customers in Oslo, Norway. On October 2, half-way through an ongoing 60-day demonstration,  the vehicle, powered by a custom 18 kWh Altairnano battery pack, traveled 300 kilometers (186 miles) in an urban delivery circuit. The custom battery pack was fully recharged in less than ten minutes a total of three times. The vehicle is a joint-development effort by Altairnano,  AeroVironment, Inc., Micro-Vett, SPA and Go Green Holding AS.

•
Phoenix Motorcars (PMI) has announced their plans to move to a “Gen 2” vehicle design, their goal being to reduce vehicle costs, begin production and shipping of their all electric vehicles next quarter, the first quarter of 2008.   Altairnano continues to be encouraged that Phoenix will close their financing round this quarter, however it is possible that projected minimum 2007 orders of $16 million required to maintain PMI’s exclusivity rights in the United States for Altairnano’s lithium Titanate battery technology may not be achieved, which will result in the loss of those rights.

Third Quarter 2007 Conference Call

Altairnano will hold a conference call to discuss its third quarter 2007 results on Thursday, November 8, 2007 at 11:00 a.m. Eastern Standard Time (EST). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is 719-325-2427. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. through 11:59 p.m. EST, Thursday, November 15, 2007, and can be accessed by dialing 719-457-0820 and entering conference number 2427291. Additionally, the conference call is available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. Altairnano’s leading edge scientists are complemented by a seasoned management team with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit: www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of the development-stage products referred to in this release will not be completed because for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that one or more of the joint development partners may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with the product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the inability of a purchaser to fund product purchases, failure of end products to perform as expected or the introduction of a superior product; and that costs associated with the proposed products may exceed revenues.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Institutional Investors:	Retail Investors:
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
Senior Vice President	Managing Member
312.751.3519	949.553.9748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media Relations:	Company Information:
Fleishman-Hillard	Altair Nanotechnologies Inc.
Terry Banks	Ed Dickinson
Senior Vice President	Chief Financial Officer
202.828.9710	775.858.3750
bankst@fleishman.com	edickinson@altairnano.com

Tables Follow

ALTAIRNANO REPORTS 2007 THIRD QUARTER RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$10,847,392	$12,679,254
Investment in available for sale securities	3,907,733	14,541,103
Accounts receivable, net	1,244,378	1,129,825
Accounts receivable from related party, net	361,499	495,000
Notes receivable from related party, current portion	1,235,479	-
Product inventories	1,234,319	169,666
Prepaid expenses and other current assets	542,998	413,390
Total current assets	19,373,798	29,428,238

Investment in Available for Sale Securities	1,012,800	1,306,420

Property, Plant and Equipment, net	13,108,022	11,229,406

Patents, net	741,637	805,248

Notes Receivable from related party, long-term portion	356,957	330,000

Other Assets	122,718	21,261

Total Assets	$34,715,932	$43,120,573

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$2,065,900	$1,533,047
Accrued salaries and benefits	1,821,910	840,219
Accrued liabilities	876,917	526,596
Note payable, current portion	600,000	600,000
Total current liabilities	5,364,727	3,499,862

Note Payable, Long-Term Portion	1,200,000	1,800,000

Minority Interest in Subsidiary	1,605,802	-

Stockholders' Equity
Common stock, no par value, unlimited shares authorized;
70,148,787 and 69,079,270 shares issued and
outstanding at September 30, 2007 and December 31, 2006	119,417,717	115,989,879
Additional paid in capital	4,348,533	2,002,220
Accumulated deficit	(97,095,447)	(80,353,188)
Accumulated other comprehensive (loss)/income	(125,400)	181,800

Total Stockholders' Equity	26,545,403	37,820,711

Total Liabilities and Stockholders' Equity	$34,715,932	$43,120,573

ALTAIRNANO REPORTS 2007 THIRD QUARTER RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Product sales	$1,864,330	$22,940	$3,797,333	$33,598
License fees	-	-	-	364,720
Commercial collaborations	980,478	339,116	2,062,550	1,058,622
Contracts and grants	525,326	387,842	1,717,051	895,082
Total revenues	3,370,134	749,898	7,576,934	2,352,022
Operating Expenses
Cost of product sales	2,083,729	28,237	4,486,467	30,953
Research and development	4,423,159	2,763,566	10,659,356	6,917,218
Sales and marketing	519,464	423,615	1,309,230	1,384,787
General and administrative	2,385,871	1,288,191	7,597,903	5,746,759
Depreciation and amortization	506,970	405,072	1,412,019	1,085,190
Total operating expenses	9,619,193	4,908,681	25,464,975	15,164,907
Loss from Operations	(6,549,059)	(4,158,783)	(17,888,041)	(12,812,885)
Other Income (Expense)
Interest expense	(33,402)	(42,000)	(99,902)	(129,500)
Interest income	214,841	146,235	850,879	539,060
Gain/(Loss) on foreign exchange	892	(138)	607	(444)
Total other income, net	182,331	104,097	751,584	409,116

Loss from Continuing Operations Before
Minority Interest Share	(6,366,728)	(4,054,686)	(17,136,457)	(12,403,769)

Minority Interest Share	236,518	-	394,198	-

Net Loss	$(6,130,210)	$(4,054,686)	$(16,742,259)	$(12,403,769)

Loss per common share - Basic and diluted	$(0.09)	$(0.07)	$(0.24)	$(0.21)

Weighted average shares - Basic and diluted	70,023,935	59,461,244	69,741,148	59,325,488

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